Exhibit 99(c)

Wachovia

Second Quarter 2003

Quarterly Earnings Report

July 17, 2003

Second Quarter 2003 Financial Highlights	1
Earnings Reconciliation	2
Summary Results	3
Other Financial Measures	4
Loan and Deposit Growth	5
Fee and Other Income	6
Noninterest Expense	7
Consolidated Results—Segment Summary	8
General Bank	9
Capital Management	10
Wealth Management	11
Corporate and Investment Bank	12
Asset Quality	13
Nonperforming Loans	14
Loans Held For Sale	15
Merger Integration Update	16
Summary	17
2003 Full-Year Outlook	18
Appendix	19-37

Readers are encouraged to refer to Wachovia’s results for the Quarter ended March 31, 2003, presented in accordance with U.S. generally accepted accounting principles (“GAAP”), which may be found in Wachovia’s First Quarter 2003 Report on Form 10-Q. All narrative comparisons are with First Quarter 2003 unless otherwise noted.

Explanation Of Our Use Of Non-GAAP Measures

In addition to results presented in accordance with GAAP, this quarterly earnings report includes the following non-GAAP financial measures presented on pages 2 and 4 under the captions “Earnings Reconciliation” and “Other Financial Measures—Earnings excluding merger-related and restructuring expenses” and—“Earnings excluding merger-related and restructuring expenses and other intangible amortization”, respectively: Net income, EPS, Return on average assets, Return on average common stockholders’ equity, Overhead efficiency ratio, Operating leverage, and Dividend payout ratio on common shares. Each of these items has been adjusted to exclude merger-related and restructuring expenses and other intangible amortization, as noted. Included on page 2 are the dollar amounts of these adjustments reconciling to the most directly comparable financial measures on a GAAP basis presented on Page 3. In addition, in these materials net interest income is presented on a tax-equivalent basis, including the calculation of the overhead efficiency ratio.

We believe these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitates comparisons with the performance of others in the financial services industry. Specifically, we believe that the exclusion of merger-related and restructuring expenses permits evaluation and comparisons of results for on-going business operations and it is on this basis that our management internally assesses our performance. Those non-operating items are excluded from our segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. In addition, because of the significant amount of deposit base intangible amortization expense, we believe that the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial services firms. We also believe that the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards. Although we believe the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.

Wachovia 2Q03 Quarterly Earnings Report

Second Quarter 2003 Financial Highlights

Versus 1Q03

•	Record earnings of $1.0 billion

—	GAAP earnings of $0.77 per share up 1% from 1Q03 and up 24% from 2Q02

•	Excluding $0.04 per share of net merger-related and restructuring expenses and $0.06 per share of intangible amortization expense, earnings were up 14% from 2Q02

•	General Bank segment earnings up 7% and Capital Management segment earnings up 20%; another strong quarter from Corporate and Investment Bank

•	Revenues grew 2% reflecting stable net interest income and strength in fee income mainly due to low-cost core deposit growth and strength in market-related businesses

•	Net charge-offs down 13% to $169 million as commercial credit quality continues to improve

•	Total noninterest expense up 3% on growth in revenue-based incentives

•	NPAs in the loan portfolio declined 6% and total NPAs declined 3%; new commercial nonaccruals down 25%

•	Increased third quarter dividend by $0.06 per share or 21%

—	YTD dividend increase of 35% to annualized rate of $1.40 per share

—	Increased targeted cash dividend payout ratio to 40-50% from 30-35%

•	Average diluted share count remained unchanged

•	Merger integration continues to progress well—Carolinas integration executed successfully

•	Wachovia Securities/Prudential Securities retail brokerage transaction closed on 7/1/03

Page-1

Wachovia 2Q03 Quarterly Earnings Report

Earnings Reconciliation

Earnings Reconciliation

	2003				2002						2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
	Second Quarter		First Quarter		Fourth Quarter		Third Quarter		Second Quarter
(After-tax in millions, except per share data)	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS
Net income available to common stockholders (GAAP)	$1,031	0.77	1,023	0.76	891	0.66	913	0.66	849	0.62	1%	24
Dividends on preferred stock	1	—	4	—	4	—	3	—	6	—	—	—

Net income	1,032	0.77	1,027	0.76	895	0.66	916	0.66	855	0.62	1	24
Net merger-related and restructuring expenses	60	0.04	40	0.03	92	0.06	67	0.05	89	0.06	33	(33)

Earnings excluding merger-related and restructuring expenses	1,092	0.81	1,067	0.79	987	0.72	983	0.71	944	0.68	3	19
Deposit base and other intangible amortization	81	0.06	88	0.07	83	0.06	98	0.07	103	0.08	(14)	(25)

Earnings excluding merger-related and restructuring expenses and intangible amortization	$1,173	0.87	1,155	0.86	1,070	0.78	1,081	0.78	1,047	0.76	1%	14

Key Points

•	GAAP earnings of $0.77 per share include $0.04 per share of net merger-related and restructuring expenses

•	Intangible amortization of $81 million or $0.06 per share

—	Expected amortization of existing intangibles over remainder of 2003: 3Q03: $0.06; 4Q03: $0.06; calculated using average diluted shares outstanding of 1,346 million and includes less than $0.01 per share in each quarter related to the Wachovia Securities/Prudential Securities retail brokerage transaction

(See Appendix, page 19 for further detail)

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Wachovia 2Q03 Quarterly Earnings Report

Summary Results

Earnings Summary	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Net interest income (Tax-equivalent)	$2,583	2,578	2,529	2,520	2,515	—%	3
Fee and other income	2,166	2,078	1,978	1,890	2,110	4	3

Total revenue (Tax-equivalent)	4,749	4,656	4,507	4,410	4,625	2	3
Provision for loan losses	195	224	308	435	397	(13)	(51)
Other noninterest expense	2,777	2,699	2,750	2,686	2,622	3	6
Merger-related and restructuring expenses	96	64	145	107	143	50	(33)
Other intangible amortization	131	140	147	152	161	(6)	(19)

Total noninterest expense	3,004	2,903	3,042	2,945	2,926	3	3

Income before income taxes (Tax-equivalent)	1,550	1,529	1,157	1,030	1,302	1	19
Income taxes (Tax-equivalent)	518	502	262	114	447	3	16

Net income	$1,032	1,027	895	916	855	—%	21

Diluted earnings per common share	$0.77	0.76	0.66	0.66	0.62	1%	24
Dividend payout ratio on common shares	37.66%	34.21	39.39	39.39	38.71	—	—
Return on average common stockholders’ equity	12.78	12.94	11.07	11.63	11.52	—	—
Return on average assets	1.21	1.23	1.08	1.13	1.09	—	—
Overhead efficiency ratio	63.27%	62.35	67.51	66.77	63.28	—	—
Operating leverage	$(9)	289	(2)	(232)	(38)	—%	(75)

Key Points

•	Net interest income increased slightly, with growth in deposits and short-term investments offsetting a reduction in the securities portfolio

•	Fee and other income rose 4% and totaled 46% of revenues, driven by strength in market-related businesses and other banking fees

•	Provision expense down 13% from 1Q03 levels driven by improving commercial credit quality

—	Commercial loan losses down 21%

•	Expenses, excluding net merger-related and restructuring expenses and intangible amortization, up 3% primarily on higher revenue-based incentives

(See Appendix, pages 19-21 for further detail)

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Wachovia 2Q03 Quarterly Earnings Report

Other Financial Measures

Performance Highlights

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
(In millions, except per share data)
Earnings excluding merger-related and restructuring expenses (a) (b)
Net income	$1,092	1,067	987	983	944	2%	16
Return on average assets	1.28%	1.28	1.19	1.21	1.20	—	—
Return on average common stockholders’ equity	13.49	13.45	12.13	12.44	12.72	—	—
Overhead efficiency ratio	61.26%	60.96	64.30	64.33	60.19	—	—
Operating leverage	$22	209	36	(267)	113	(89)%	(81)

Earnings excluding merger-related and restructuring expenses and other intangible amortization (a) (b)
Net income	$1,173	1,155	1,070	1,081	1,047	2%	12
Dividend payout ratio on common shares	33.33%	30.23	33.33	33.33	31.58	—	—
Return on average tangible assets	1.43	1.44	1.34	1.39	1.39	—	—
Return on average tangible common stockholders’ equity	23.32	23.71	21.52	22.84	24.66	—	—
Overhead efficiency ratio	58.50%	57.97	61.04	60.87	56.72	—	—
Operating leverage	$13	202	30	(275)	105	(94)%	(88)

Other financial data
Net interest margin	3.78%	3.86	3.86	3.94	3.97	—	—
Fee and other income as % of total revenue	45.60	44.64	43.89	42.86	45.63	—	—
Effective income tax rate	30.54	29.94	18.39	6.20	31.46	—	—
Tax rate (Tax-equivalent) (c)	33.37%	32.86	22.50	11.20	34.27	—	—

Asset quality
Allowance as % of loans, net	1.66%	1.67	1.72	1.81	1.86	—	—
Allowance as % of nonperforming assets	166	158	161	149	150	—	—
Net charge-offs as % of average loans, net	0.43	0.49	0.52	0.59	0.97	—	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	1.04%	1.08	1.11	1.23	1.24	—	—

Capital adequacy (d)
Tier 1 capital ratio	8.35%	8.27	8.22	8.11	7.83	—	—
Total capital ratio	11.94	11.99	12.01	12.02	11.89	—	—
Leverage ratio	6.78%	6.71	6.77	6.82	6.75	—	—

Other
Average diluted common shares	1,346	1,346	1,360	1,374	1,375	—%	(2)
Actual common shares	1,332	1,345	1,357	1,373	1,371	(1)	(3)
Dividends paid per common share	$0.29	0.26	0.26	0.26	0.24	12	21
Dividends paid per preferred share	0.01	0.04	0.04	0.04	0.06	(75)	(83)
Book value per common share	24.37	23.99	23.63	23.38	22.15	2	10
Common stock price	39.96	34.07	36.44	32.69	38.18	17	5
Market capitalization	$53,228	45,828	49,461	44,887	52,347	16	2
Common stock to book price	164%	142	154	140	172	—	—
FTE employees	81,316	81,152	80,778	80,987	82,686	—	(2)
Total financial centers/brokerage offices	3,176	3,251	3,280	3,342	3,347	(2)	(5)
ATMs	4,479	4,539	4,560	4,604	4,617	(1)%	(3)

(a)	See table on page 2 for reconciliation to earnings prepared in accordance with generally accepted accounting principles.
(b)	See page 3 for the most directly comparable GAAP financial measure.
(c)	The tax-equivalent tax rate applies to fully tax-equivalized revenues.
(d)	The second quarter of 2003 is based on estimates.

Key Points

•	Cash overhead efficiency ratio of 58.5%; ratio expected to increase due to impact of Wachovia Securities/Prudential Securities retail brokerage transaction

•	Net interest margin declined 8 bps to 3.78% as a result of increased short-term investments

•	Average diluted share count remained flat despite share repurchases of 8.4 million shares at a cost of $331 million and the late quarter settlement of remaining forward purchase contract involving 9.6 million shares at a cost of $288 million; reductions offset by the impact of an increased share price on options included in diluted share count

•	Financial centers/brokerage offices decreased by 75 largely due to 60 Carolinas branch consolidations

(See Appendix, pages 19-21 for further detail)

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Wachovia 2Q03 Quarterly Earnings Report

Loan and Deposit Growth

Average Balance Sheet Data

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
(In millions)
Assets
Trading assets	$18,254	16,298	14,683	14,945	15,503	12%	18
Securities	68,994	72,116	71,249	62,806	58,169	(4)	19
Commercial loans, net
General Bank	49,793	49,088	48,870	49,219	49,757	1	—
Corporate and Investment Bank	34,601	36,096	38,664	40,240	41,570	(4)	(17)
Other	8,070	7,855	7,530	7,310	7,202	3	12

Total commercial loans, net	92,464	93,039	95,064	96,769	98,529	(1)	(6)
Consumer loans, net	65,271	64,925	58,215	55,159	56,819	1	15

Total loans, net	157,735	157,964	153,279	151,928	155,348	—	2

Other earning assets (a)	28,892	22,217	21,892	25,136	24,809	30	16

Total earning assets	273,875	268,595	261,103	254,815	253,829	2	8
Cash	10,845	10,887	10,636	9,955	10,110	—	7
Other assets	56,998	57,799	58,221	56,741	50,775	(1)	12

Total assets	$341,718	337,281	329,960	321,511	314,714	1%	9

Liabilities and Stockholders’ Equity
Core interest-bearing deposits	136,828	131,545	130,220	128,412	126,062	4	9
Foreign and other time deposits	14,383	15,960	16,704	12,625	13,415	(10)	7

Total interest-bearing deposits	151,211	147,505	146,924	141,037	139,477	3	8
Short-term borrowings	52,726	50,900	44,929	44,599	45,175	4	17
Long-term debt	35,751	38,744	38,758	37,540	38,755	(8)	(8)

Total interest-bearing liabilities	239,688	237,149	230,611	223,176	223,407	1	7
Noninterest-bearing deposits	42,589	41,443	40,518	38,772	38,448	3	11
Other liabilities	27,079	26,637	26,885	28,460	23,283	2	16

Total liabilities	309,356	305,229	298,014	290,408	285,138	1	8
Stockholders’ equity	32,362	32,052	31,946	31,103	29,576	1	9

Total liabilities and stockholders’ equity	$341,718	337,281	329,960	321,511	314,714	1%	9

(a) Includes loans held for sale, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements.
Memoranda
Low-cost core deposits	$137,366	128,936	124,269	119,227	115,111	7%	19
Other core deposits	42,051	44,052	46,469	47,957	49,399	(5)	(15)

Total core deposits	$179,417	172,988	170,738	167,184	164,510	4%	9

Key Points

•	Trading assets grew 12% primarily driven by growth in market value of interest rate derivative positions

•	Average securities declined 4% due to a lag in the timing of reinvestment of prepayments; period-end securities were up 1%

•	Other earning assets grew by 30% driven by an increase in borrowed securities used to hedge trading positions and growth in loan warehouses

•	Commercial loans were down 1% or $575 million; flat excluding loan sales and transfers to held for sale

—	General Bank commercial loans grew $752 million or 3%; General Bank commercial real estate loans declined $47 million; Corporate and Investment Bank commercial loans declined $1.5 billion

•	Consumer loans were up 1% or $346 million; mortgage purchases of an average $979 million offset runoff of $981 million

—	General bank consumer loan production of $17 billion up 13% from 1Q03 and 43% from 2Q02

—	As a percentage of total loans, consumer loans have increased to 41% from 37% in 2Q02

•	Low-cost core deposits up 7% linked-quarter and 19% from 2Q02 levels; total core deposits increased 4% from 1Q03 despite continued planned runoff of higher cost CDs

(See Appendix, page 20 for further detail)

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Wachovia 2Q03 Quarterly Earnings Report

Fee and Other Income

Fee and Other Income

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Service charges	$426	430	421	432	420	(1)%	1
Other banking fees	248	233	236	232	241	6	3
Commissions	488	444	473	458	481	10	1
Fiduciary and asset management fees	461	438	439	427	466	5	(1)
Advisory, underwriting and other investment banking fees	208	137	182	143	192	52	8
Trading account profits (losses)	69	100	(42)	(71)	33	(31)	—
Principal investing	(57)	(44)	(105)	(29)	(42)	30	(36)
Securities gains (losses)	10	37	46	71	58	(73)	(83)
Other income	313	303	328	227	261	3	20

Total fee and other income	$2,166	2,078	1,978	1,890	2,110	4%	3

Key Points

•	Fee and other income rose 4%, or 16% annualized, largely driven by strength in equity market-related income; up 3% over 2Q02

•	Other banking fees up $15 million or 6% largely due to increased debit card fees

•	Commissions increased $44 million or 10% on stronger retail trading activity

•	Fiduciary and asset management fees up $23 million or 5% with higher equity asset values

•	Advisory, underwriting and investment banking fees up $71 million or 52% on a rebound in equity market activity and continued strength in high yield and convertible bond originations

•	Trading account profits declined, as expected, by $31 million from a very strong 1Q03

•	Net principal investing losses rose $13 million largely due to higher fund investment write-downs

(See Appendix, page 21 for further detail)

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Wachovia 2Q03 Quarterly Earnings Report

Noninterest Expense

Noninterest Expense

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
(In millions)
Salaries and employee benefits	$1,748	1,699	1,681	1,588	1,665	3%	5
Occupancy	190	197	202	195	194	(4)	(2)
Equipment	238	234	255	234	231	2	3
Advertising	34	32	16	20	25	6	36
Communications and supplies	136	141	143	136	132	(4)	3
Professional and consulting fees	104	99	126	111	96	5	8
Sundry expense	327	297	327	402	279	10	17

Other noninterest expense	2,777	2,699	2,750	2,686	2,622	3	6
Merger-related and restructuring expenses	96	64	145	107	143	50	(33)
Other intangible amortization	131	140	147	152	161	(6)	(19)

Total noninterest expense	$3,004	2,903	3,042	2,945	2,926	3%	3

Key Points

•	Expenses excluding net merger-related and restructuring expenses and intangible amortization increased 3% from 1Q03 levels

•	Salaries and employee benefits increased 3%, largely due to higher revenue-based incentives

•	Sundry expense increase due largely to higher loan costs, hiring and relocation expense as well as unusually low travel expenses in 1Q03

(See Appendix, page 21 for further detail)

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Wachovia 2Q03 Quarterly Earnings Report

Consolidated Results—Segment Summary

Wachovia Corporation

Performance Summary (a)

	Three Months Ended June 30, 2003
(In millions)	General Bank	Capital Management	Wealth Management	Corporate and Investment Bank	Parent	Merger-Related and Restructuring Expenses	Consolidated
Income statement data
Net interest income (Tax-equivalent)	$1,812	37	106	551	77	—	2,583
Fee and other income	581	800	131	578	76	—	2,166
Intersegment revenue	45	(16)	2	(29)	(2)	—	—

Total revenue (Tax-equivalent)	2,438	821	239	1,100	151	—	4,749
Provision for loan losses	99	—	5	95	(4)	—	195
Noninterest expense	1,324	662	175	567	180	96	3,004
Income taxes (Tax-equivalent)	371	59	22	163	(61)	(36)	518

Segment earnings (b)	$644	100	37	275	36	(60)	1,032

Performance and other data
Economic profit	$463	81	25	126	44	—	739
Risk adjusted return on capital (RAROC)	43.77%	56.72	36.35	19.37	18.36	—	30.47
Economic capital, average	$5,670	710	384	6,042	2,419	—	15,225
Cash overhead efficiency ratio	54.32%	80.74	73.62	51.62	31.78	—	58.50
Lending commitments	$63,711	—	3,678	75,241	16,091	—	158,721
Average loans, net	113,055	140	9,558	34,608	374	—	157,735
Average core deposits	$151,166	1,338	10,817	14,815	1,281	—	179,417
FTE employees	36,935	12,428	3,921	4,309	23,723	—	81,316

(a)	See “Summary Operating Results” on page 19 for an explanation on the financial presentation of our business segments, including the presentations on pages 9-12 and 22-32.
(b)	Segment earnings for each of the business segments is presented on a basis which excludes merger-related and restructuring expenses. In addition, segment earnings for each of the four core business segments also exclude deposit base intangible and other intangible expense.

Key Points

•	All businesses produced results which again exceeded their cost of capital

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Wachovia 2Q03 Quarterly Earnings Report

General Bank

This segment consists of the Retail and Small Business, and Commercial operations.

General Bank

Performance Summary

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
(In millions)
Income statement data
Net interest income (Tax-equivalent)	$1,812	1,744	1,768	1,738	1,720	4%	5
Fee and other income	581	562	569	520	508	3	14
Intersegment revenue	45	43	42	38	42	5	7

Total revenue (Tax-equivalent)	2,438	2,349	2,379	2,296	2,270	4	7
Provision for loan losses	99	105	144	114	98	(6)	1
Noninterest expense	1,324	1,297	1,341	1,282	1,252	2	6
Income taxes (Tax-equivalent)	371	345	326	329	337	8	10

Segment earnings	$644	602	568	571	583	7%	10

Performance and other data
Economic profit	$463	431	414	394	396	7%	17
Risk adjusted return on capital (RAROC)	43.77%	42.38	40.05	38.53	38.69	—	—
Economic capital, average	$5,670	5,571	5,643	5,683	5,738	2	(1)
Cash overhead efficiency ratio	54.32%	55.21	56.36	55.87	55.17	—	—
Lending commitments	$63,711	59,557	57,358	56,469	54,806	7	16
Average loans, net	113,055	110,882	106,081	101,429	100,861	2	12
Average core deposits	$151,166	145,496	144,252	141,861	139,650	4	8
FTE employees	36,935	36,636	36,505	36,177	37,094	1%	—

General Bank Key Metrics

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

Customer overall satisfaction score (a)	6.54	6.55	6.49	6.47	6.38	—%	3
Online product and service enrollments (In thousands) (b)	5,609	5,220	4,841	4,607	4,171	7	34
Online active customers (In thousands) (b)	1,884	1,672	1,614	1,498	1,554	13	21
Financial centers	2,619	2,692	2,717	2,755	2,756	(3)	(5)
ATMs	4,479	4,539	4,560	4,604	4,617	(1)%	(3)

(a)	Gallup survey measured on a 1-7 scale; 6.4 = “best in class”.
(b)	Retail and small business.

Key Points

•	Total revenue grew 4% from 1Q03 and 7% from 2Q02 driven by strong mortgage origination and debit card fees as well as higher net interest income

•	Provision declined 6% on lower commercial and consumer loan losses and included $4 million relating to loan sales

•	Expenses rose 2% or $27 million largely driven by higher production-based costs

•	Loan growth up 2% on continued strength in consumer real estate-secured and small business leading

—	Consumer loan production up 13% over 1Q03

•	Low-cost core deposit momentum continued with growth of 7% linked-quarter and 20% over 2Q02; core deposits grew 4% over 1Q03

(See Appendix, pages 22-24 for further discussion of business unit results)

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Wachovia 2Q03 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services.

Capital Management

Performance Summary

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Income statement data
Net interest income (Tax-equivalent)	$37	38	39	42	40	(3)%	(8)
Fee and other income	800	735	750	729	788	9	2
Intersegment revenue	(16)	(19)	(18)	(18)	(19)	16	16

Total revenue (Tax-equivalent)	821	754	771	753	809	9	1
Provision for loan losses	—	—	—	—	—	—	—
Noninterest expense	662	625	621	614	657	6	1
Income taxes (Tax-equivalent)	59	46	55	51	55	28	7

Segment earnings	$100	83	95	88	97	20%	3

Performance and other data
Economic profit	$81	64	76	70	77	27%	5
Risk adjusted return on capital (RAROC)	56.72%	49.54	56.57	53.07	54.67	—	—
Economic capital, average	$710	678	667	658	710	5	—
Cash overhead efficiency ratio	80.74%	82.73	80.56	81.59	81.18	—	—
Average loans, net	$140	134	131	177	186	4	(25)
Average core deposits	$1,338	1,367	1,487	1,314	1,269	(2)	5
FTE employees	12,428	12,528	12,682	12,999	13,345	(1)%	(7)

Capital Management Key Metrics

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Separate account assets	$124,423	120,331	119,337	120,837	120,982	3%	3
Mutual fund assets	115,414	112,803	113,093	106,649	109,056	2	6

Total assets under management (a)	$239,837	233,134	232,430	227,486	230,038	3	4

Gross fluctuating mutual fund sales	$6,645	6,342	5,479	4,467	3,168	5	110

Registered representatives (Actual)	7,944	8,054	8,109	8,099	8,044	(1)	(1)
Broker client assets	$282,200	265,100	264,800	253,400	270,700	6	4
Margin loans	$2,436	2,394	2,489	2,550	3,090	2	(21)
Brokerage offices (Actual)	3,146	3,221	3,250	3,310	3,315	(2)%	(5)

(a)	Includes $63 billion in assets managed for Wealth Management which are also reported in that segment.

Key Points

•	Total revenues increased 9% on more robust client activity in retail brokerage and improved market valuations

•	Expenses rose 6% largely due to higher revenue-based incentives

•	Strong annuity sales of $1.5 billion; in-bank annuity sales of $1.1 billion up 5% from 1Q03

•	Mutual fund assets increased 2% as equity markets improved and strong net fluctuating fund sales offset money market outflows

—	2Q03 net fluctuating fund sales of $3.1 billion fueled by strength in fixed income and a $900 million closed-end fund offering

—	65% of Evergreen taxable fluctuating funds were in top two three-year Lipper quartiles vs. 53% in 2Q02 and 52% of funds were Morningstar 4 or 5 rated as of May 2003 vs. 48% at 2Q02

(See Appendix, pages 25-26 for further discussion of business unit results)

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Wachovia 2Q03 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, high net worth life).

Wealth Management Performance Summary	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Income statement data
Net interest income (Tax-equivalent)	$106	103	103	100	100	3%	6
Fee and other income	131	133	135	122	137	(2)	(4)
Intersegment revenue	2	1	1	1	2	—	—

Total revenue (Tax-equivalent)	239	237	239	223	239	1	—
Provisions for loan losses	5	4	6	3	7	25	(29)
Noninterest expense	175	170	172	161	164	3	7
Income taxes (Tax-equivalent)	22	23	22	21	25	(4)	(12)

Segment earnings	$37	40	39	38	43	(8)%	(14)

Performance and other data
Economic profit	$25	27	27	24	33	(7)%	(24)
Risk adjusted return on capital (RAROC)	36.35%	40.94	39.82	37.52	47.24	—	—
Economic capital, average	$384	373	375	364	360	3	7
Cash overhead efficiency ratio	73.62%	71.72	71.62	72.08	68.73	—	—
Lending commitments	$3,678	3,343	3,288	3,145	3,147	10	17
Average loans, net	9,558	9,339	9,028	8,854	8,632	2	11
Average core deposit is	$10,817	10,662	10,339	10,006	9,879	1	9
FTE employees	3,921	3,881	3,726	3,760	3,893	1%	1

Wealth Management Key Metrics (a)

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
(Dollars in millions)
Assets under management (b)	$63,100	61,000	62,200	62,800	67,200	3%	(6)
Assets under care	$27,000	26,000	28,600	27,900	31,400	4	(14)
Client relationships (Actual)	78,825	77,650	77,200	77,450	76,500	2	3
Wealth Management advisors (Actual)	972	1,011	996	1,004	992	(4)%	(2)

(a)	Historical periods restated to reflect subsequent consolidations of client accounts of both legacy companies, as well as transfers of assets to other business units. Future restatements may occur as relationships are moved to channels that best meet client needs.
(b)	These assets are managed by and reported in Capital Management.

Key Points

•	Total revenue increased 1% from 1Q03 and remained flat with 2Q02 due to improved margin and asset valuations

•	Fee and other income was down 2% as growth in trust and investment management fees was more than offset by reduced insurance commissions

•	Average loans up 2% and average core deposits up 1%, reflecting continued private banking momentum

•	AUM increased 3% reflecting improvement in market conditions

(See Appendix, page 27 for further discussion of business unit results)

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Wachovia 2Q03 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Lending, Investment Banking, Treasury and Trade Finance, and Principal Investing.

Corporate and Investment Bank

Performance Summary

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Income statement data
Net interest income (Tax-equivalent)	$551	565	589	602	583	(2)%	(5)
Fee and other income	578	571	375	347	495	1	17
Intersegment revenue	(29)	(26)	(25)	(20)	(24)	(12)	(21)

Total revenue (Tax-equivalent)	1,100	1,110	939	929	1,054	(1)	4
Provision for loan losses	95	110	161	317	293	(14)	(68)
Noninterest expense	567	557	537	509	517	2	10
Income taxes (Tax-equivalent)	163	164	92	40	92	(1)	77

Segment earnings	$275	279	149	63	152	(1)%	81

Performance and other data
Economic profit	$126	127	13	15	76	(1)%	66
Risk adjusted return on capital (RAROC)	19.37%	19.13	11.76	11.88	15.18	—	—
Economic capital, average	$6,042	6,343	6,602	6,964	7,277	(5)	(17)
Cash overhead efficiency ratio	51.62%	50.12	57.28	54.71	49.14	—	—
Lending commitments	$75,241	79,060	82,163	84,188	88,891	(5)	(15)
Average loans, net	34,608	36,104	38,673	40,250	41,580	(4)	(17)
Average core deposits	$14,815	14,120	13,491	12,832	12,207	5	21
FTE employees	4,309	4,157	4,203	4,308	4,289	4%	—

Key Points

•	Total revenues declined 1% as expected declines in trading profits and net interest income as well as higher net principal investing losses more than offset increased fees associated with higher agency and underwriting activity

•	Provision expense of $95 million declined $15 million from 1Q03 due to lower risk reduction strategy costs

•	Expenses rose 2% on strategic initiative spending and higher loan and lease costs

•	Economic capital decreased 5% or $301 million

•	Average loans decreased 4% on continued reductions in credit facility usage and $332 million of loans outstanding that were sold or transferred to held for sale ($204 million sold and $128 transferred to held for sale)

•	Average core deposits rose 5% due to continued growth in International Trade Finance and commercial mortgage servicing

(See Appendix, pages 28-31 for further discussion of business unit results)

Page-12

Wachovia 2Q03 Quarterly Earnings Report

Asset Quality

Asset Quality	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Nonperforming assets
Nonaccrual loans	$1,501	1,622	1,585	1,751	1,805	(7)%	(17)
Foreclosed properties	130	118	150	156	156	10	(17)

Total nonperforming assets	$1,631	1,740	1,735	1,907	1,961	(6)%	(17)

as % of loans, net and foreclosed properties	1.00%	1.06	1.06	1.21	1.23	—	—

Nonperforming assets in loans held for sale	$167	114	138	115	108	46%	55

Total nonperforming assets in loans and in loans held for sale	$1,798	1,854	1,873	2,022	2,069	(3)%	(13)

as % of loans, net, foreclosed properties and loans in other assets as held for sale	1.04%	1.08	1.11	1.23	1.24	—	—

Allowance for loan losses
Balance, beginning of period	$2,747	2,798	2,847	2,951	2,986	(2)%	(8)
Net charge-offs	(169)	(195)	(199)	(224)	(374)	(13)	(55)
Allowance relating to loans transferred or sold	(69)	(80)	(158)	(315)	(58)	(14)	19
Provision for loan losses related to loans transferred or sold	26	25	109	211	23	4	13
Provision for loan losses	169	199	199	224	374	(15)	(55)

Balance, end of period	$2,704	2,747	2,798	2,847	2,951	(2)%	(8)

as % of loans, net	1.66%	1.67	1.72	1.81	1.86	—	—
as % of nonaccrual and restructured loans (a)	180	169	177	163	163	—	—
as % of nonperforming assets (a)	166%	158	161	149	150	—	—

Net charge-offs	$169	195	199	224	374	(13)%	(55)
Commercial, as % of average commercial loans	0.42%	0.53	0.53	0.61	1.24	—	—
Consumer, as % of average consumer loans	0.44	0.44	0.52	0.56	0.48	—	—
Total, as % of average loans, net	0.43%	0.49	0.52	0.59	0.97	—	—

Past due loans, 90 days and over
Commercial, as a % of loans, net	1.30%	1.41	1.42	1.58	1.62	—	—
Consumer, as a % of loans, net	0.80%	0.79	0.75	0.77	0.69	—	—

(a)	These ratios do not include nonperforming assets included in other assets as held for sale.

Key Points

•	NPAs declined 6% in the loan portfolio; total NPAs were down 3%. Increase in consumer NPAs in loans held for sale driven by previously disclosed calls of home equity securitizations

•	Net charge-offs decreased 13%, to $169 million or 0.43% of average net loans on improving credit quality in large corporate loans

•	Provision expense of $195 million exceeded net charge-offs by $26 million related to transfer of $250 million of corporate exposure (including $120 million of outstandings) and $21 million of consumer loans to loans held for sale, as well as other commercial and consumer loan sales directly out of the portfolio

•	Allowance totaled $2.7 billion, declining $43 million due to transfers associated with the sale of loans or the transfer of loans to held for sale

–	Allowance to loans declined slightly to 1.66% reflecting improving mix in the loan portfolio and the addition of higher quality consumer loans

–	Allowance to nonperforming assets improved to 166% from 158% in 1Q03

•	Reduced risk in the portfolio by selling $368 million of exposure, including $275 million of outstandings, out of the loan portfolio; included in the sale was $357 million of commercial exposure (83% performing with $264 million outstanding) and $11 million of consumer mortgages

(See Appendix, pages 33-34 for further detail)

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Wachovia 2Q03 Quarterly Earnings Report

Nonperforming Loans

Nonperforming Loans (a)	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
(In millions)
Balance, beginning of period	$1,622	1,585	1,751	1,805	1,685	2%	(4)
Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	1,371	1,374	1,577	1,600	1,499	—	(9)
New nonaccrual loans and advances	291	386	485	528	721	(25)	(60)
Charge-offs	(135)	(152)	(148)	(165)	(322)	(11)	(58)
Transfers (to) from loans held for sale	(44)	12	(105)	(134)	—
Transfers (to) from other real estate owned	(6)	(1)	(4)	(8)	—	—	—
Sales	(29)	(70)	(49)	(31)	(134)	(59)	(78)
Other, principally payments	(199)	(178)	(382)	(213)	(164)	12	21

Net commercial nonaccrual loan activity	(122)	(3)	(203)	(23)	101	—	—

Commercial nonaccrual loans, end of period	1,249	1,371	1,374	1,577	1,600	(9)	(22)

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	251	211	174	205	186	19	35
New nonaccrual loans and advances	22	56	55	38	35	(61)	(37)
Transfers (to) from loans held for sale	(21)	—	—	(58)	—	—	—
Sales and securitizations	—	(16)	(18)	(11)	(16)	—	—

Net consumer nonaccrual loan activity	1	40	37	(31)	19	(98)	(95)

Consumer nonaccrual loans, end of period	252	251	211	174	205	—	23

Balance, end of period	$1,501	1,622	1,585	1,751	1,805	(7)%	(17)

(a)	Excludes nonperforming loans included in loans held for sale, which at June 30, and March 31, 2003, and at December 31, September 30, and June 30, 2002, were $167 million, $108 million, $138 million, $115 million and $108 million, respectively.

Key Points

•	New commercial nonaccruals declined to $291 million, down 25% from 1Q03 and down 60% from 2Q02; largest inflow was $30 million

•	Sold $29 million of commercial nonperforming loans out of the loan portfolio and transferred $65 million of loans to held for sale ($44 million commercial and $21 million consumer)

•	Payments and other resolutions represented approximately 15% of 2Q03 beginning commercial nonperforming loans

(See Appendix, pages 33-34 for further detail)

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Wachovia 2Q03 Quarterly Earnings Report

Loans Held For Sale

Loans Held for Sale

	2003		2002
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
(In millions)
Balance, beginning of period	$7,461	6,012	6,257	8,398	7,131

Core business activity
Core business activity, beginning of period	6,937	5,488	4,562	8,225	6,782
Originations/purchases	9,729	8,488	8,692	7,200	5,611
Transfer of performing loans from loans held for sale, net	18	(49)	(52)	(3,639)	(71)
Lower of cost or market value adjustments	(6)	(46)	(13)	(36)	—
Performing loans sold or securitized	(6,171)	(6,491)	(7,419)	(6,823)	(3,683)
Nonperforming loans sold	—	—	—	—	—
Other, principally payments	(745)	(453)	(282)	(365)	(414)

Core business activity, end of period	9,762	6,937	5,488	4,562	8,225

Portfolio management activity
Portfolio management activity, beginning of period	524	524	1,695	173	349
Transfers to (from) loans held for sale, net
Performing loans	83	244	245	1,697	(11)
Nonperforming loans	59	(12)	105	201	—
Lower of cost or market value adjustments	—	40	(1)	19	(8)
Performing loans sold	(220)	(147)	(1,357)	(13)	(49)
Nonperforming loans sold	(2)	(51)	(12)	(30)	(10)
Allowance for loan losses related to loans transferred to loans held for sale	(44)	(55)	(122)	(309)	—
Other, principally payments	(74)	(19)	(29)	(43)	(98)

Portfolio management activity, end of period	326	524	524	1,695	173

Balance, end of period (a)	$10,088	7,461	6,012	6,257	8,398

(a)	Nonperforming assets included in loans held for sale at June 30, and March 31, 2003, and at December 31, September 30, and June 30, 2002, were $167 million, $114 million, $138 million, $115 million and $108 million, respectively.

Key Points

•	Core business loan originations/purchases of $9.7 billion and sales of $6.2 billion

•	Portfolio management activity included gross transfers to held for sale of $250 million of large corporate exposure (including $120 million of outstandings) marked to an average carrying value of 57% of par; $137 million of the exposure was nonperforming and $113 million was performing

—	Sale of $137 million of this exposure transferred is scheduled to close in 3Q03

•	Sold $220 million of performing loans and $2 million of nonperforming loans at a gain of $32 million

•	81% of the $3.8 billion of the large corporate exposure moved to held for sale since 3Q01 has been paid down or sold

(See Appendix, pages 33-34 for further detail)

Page-15

Wachovia 2Q03 Quarterly Earnings Report

Merger Integration Update

Merger Integration Metrics

	2003		2002	2001	Total	Total as a % of Goal	Goal		Run Rate (b)	Run Rate as a % of Goal
(Dollars in millions)	2Q	1Q
Annual expense efficiencies (a)	$201	218	603	86	419	47%	$890		804	90%
One-time charges	$96	70	496	319	981	69	$1,415	(c)

Position reductions (d)	141	181	3,232	1,905	5,459	78	7,000
Branch consolidations	60	26	34	—	120	—%	250-300
										*Gallup survey
	2003		2002	2001		2003-2004
	2Q	1Q	Avg.	Avg.		Target Range				7= Extremely Satisfied
Customer overall satisfaction scores*	6.54	6.55	6.43	6.32		6.32 to 6.40				1= Extremely Dissatisfied
New/Lost ratio (e)	1.1	1.0	1.1			≥1.0

(a)	Expense efficiencies calculated from annualized combined 4Q00 base (excluding commissions, incentives, amortization and restructuring or merger expenses and incremental 2003 pension benefits expense) grown at a rate of 3%. The total column represents YTD 2003.
(b)	Most recent quarter annualized. During 2003 additional merger efficiencies will be realized and additional merger expenses incurred. Expected net merger expense efficiencies of $890 million by the end of 2003.
(c)	Lowered original estimate by $110 million.
(d)	Represents change in FTE positions from pro forma combined December 31, 2000, base of 85,885 and excludes divested businesses, the impact of 2000 strategic repositioning and the effect of the December 31, 2002, reclassification of certain employees to non-exempt status. 2001 total includes 452 of pre-close position reductions.
(e)	New core General Bank retail and small business households gained divided by core households lost. Core households exclude single-service credit card, mortgage and trust households and out of footprint households. 2Q03 represents three months ended April 2003.

Key Points

•	Achieved $201 million of expense efficiencies during the quarter
–	Current quarterly run rate of $804 million or 90% of $890 million goal
–	Scheduled and completed real estate activities, systems conversions, and employee position reductions are expected to produce $110—$130 million of incremental annualized savings

•	Closed Wachovia Securities/Prudential Securities retail brokerage transaction on 7/1/03

2Q03 Achievements

•	Carolinas regional conversion successfully completed
–	Converted 2.3 million accounts, including 120,000 wholesale accounts
–	Rebranded North and South Carolina as the new Wachovia, changing 15,000 signs and serving 3.0 million customers
–	Customer service scores remained relatively stable and sales increased following conversion

•	86% of major system-related activities and integration events completed including
–	Virginia teller system and branch PC enhancements completed

•	2Q03 voluntary employee attrition remained low at 12.1% versus 2Q02 levels of 13.5%

•	Over 1.6 million of 1.8 million scheduled product and system training hours completed

3Q03 Activities

•	Mid-Atlantic conversion

•	Atlantic and PennDel rebranding

•	Consumer loan conversion

•	Dealer Financial Services conversion

(See Appendix, pages 35-36 for further detail)

Page-16

Wachovia 2Q03 Quarterly Earnings Report

Summary

2Q03-Wachovia on Track

•	Record earnings

•	Revenues up 2%

—	Record sales production in the General Bank and improvement in market-related revenues

•	Increased quarterly dividend by 21%, up 35% YTD

•	Credit quality continues to improve

•	Scheduled merger integration activities completed on time and on budget

Page-17

Wachovia 2Q03 Quarterly Earnings Report

2003 FULL-YEAR OUTLOOK

(VERSUS	FULL-YEAR 2002 UNLESS OTHERWISE NOTED; EXCLUDES NET MERGER-RELATED AND RESTRUCTURING EXPENSES AND ESTIMATED IMPACT OF WACHOVIA SECURITIES/PRUDENTIAL SECURITIES RETAIL BROKERAGE TRANSACTION AS WELL AS IMPLEMENTATION OF FIN 46, WHICH IS PROVIDED BELOW)

NET INTEREST INCOME	EXPECTED TO INCREASE IN LOW SINGLE-DIGIT RANGE(a)
NET INTEREST MARGIN	LIKELY TO DECLINE MODESTLY FROM 4Q02 LEVELS
FEE INCOME	ANTICIPATE MID-SINGLE DIGIT % GROWTH
EXPENSES	EXPECT % GROWTH IN THE 2-3% RANGE(a)
EXPECTED LOAN GROWTH	LOW TO MID-SINGLE DIGIT % RANGE FROM 4Q02, EXCLUDING SECURITIZATION ACTIVITY
CHARGE-OFFS	40-50 BPS OF AVERAGE LOANS(a)
PROVISION EXPENSE	MODESTLY HIGHER THAN CHARGE-OFFS ON CONTINUED ACTIVE PORTFOLIO MANAGEMENT
EFFECTIVE TAX RATE	APPROXIMATELY 33% (TAX-EQUIVALENT)(a)
TIER 1 CAPITAL RATIO	8.25-8.35% RANGE
DIVIDEND PAYOUT RATIO	40-50% OF EARNINGS BEFORE MERGER-RELATED AND RESTRUCTURING EXPENSES AND INTANGIBLE AMORTIZATION(a)
EXCESS CAPITAL	OPPORTUNISTICALLY REPURCHASE SHARES IN OPEN MARKET; AUTHORIZATION FOR 88.8 MILLION SHARES FINANCIALLY ATTRACTIVE ACQUISTIONS

(a)	Denotes change in outlook

ADDITIONAL IMPACT ON 2003 FULL-YEAR OUTLOOK OF PRUDENTIAL BROKERAGE TRANSACTION AND IMPLEMENTATION OF FIN 46

Wachovia Securities/Prudential Securities Retail Brokerage Transaction (closed 7/1/03)

–	Expected to add approximately $13 billion of earning assets ($8 billion in Other earning assets—margin loans and borrowed securities, $4 billion in securities purchased under resale agreements, and $1 billion in securities); does not include effect of fair value purchase accounting adjustments

–	Expected to add approximately $50- $60 million in net interest income, $1 billion in fee income, and $1 billion in expenses

–	Expected to reduce full year net interest margin by approximately 5 bps

–	Minimal impact on tier 1 capital; expect to remain in targeted range

–	Expected to have immaterial effect on earnings and earnings per share after minority interest attribution

FIN 46 (adopted 7/1/03)– Consolidation of multi-seller commercial paper conduits*

–	Adds estimated $10 billion to assets ($5 billion to securities and $5 billion to other earning assets)

–	Adds estimated short-term commercial paper borrowings of $10 billion

–	Approximately $60 million in 2H03 fees reclassified to net interest income

–	Reduces full year net interest margin by approximately 5 bps

–	No impact on tier 1 capital

*	Full impact assuming all assets remained on balance sheet and no conduit structures are altered to obtain off-balance sheet treatment.

Page-18

Appendix

Wachovia 2Q03 Quarterly Earnings Report

Summary Operating Results

Business segment results are presented excluding (i) merger-related and restructuring charges, and (ii) deposit base intangible and other intangible amortization expense. This is the basis on which we manage and allocate capital to our business segments. We continuously assess assumptions, methodologies and reporting classifications to better reflect the true economics of our business segments. Several significant refinements have been incorporated for 2003. Business segment results have been restated for 2002 to reflect these changes.

In 1Q03, we incorporated cost methodology refinements to better align support costs to our business segments and product lines. The impact to segment earnings for full year 2002 as a result of these refinements was $(46) million for General Bank, $25 million for Capital Management, $(4) million for Wealth Management, $(3) million for Corporate and Investment Bank and $28 million for the Parent Segment.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, which addresses consolidation of variable interest entities, certain of which are also referred to as special purpose entities. In connection with the adoption of this standard, on July 1, 2003, we will consolidate the multi-seller commercial paper conduits administered by us. These conduits have total liabilities of $10 billion, principally commercial paper, at June 30, 2003. In addition, regulators have recently indicated that the capital requirements related to assets of conduits consolidated under FIN 46 will remain unchanged in the immediate future. Therefore we expect no change in the tier 1 capital due to the adoption of FIN 46. The impact of FIN 46 on certain other entities is still under analysis.

In 3Q02, we adopted the fair value method of accounting for stock options effective for grants made in 2002 and thereafter. Under this method, expense is measured as the fair value of stock options as of the grant date and expense is recognized evenly over the vesting period. Assuming we were to continue our stock option grants at comparable levels for the next five years and assuming all fair value and vesting assumptions and outstanding shares remain unchanged, the after-tax impact on net income available to common shareholders and diluted earnings per share would be approximately $65 million, or $0.05, in 2003; $86 million, or $0.06, in 2004; $69 million, or $0.05, in 2005; $77 million, or $0.06 in 2006; $97 million, or $0.07 in 2007; and $102 million, or $0.08 in 2008. The impact in 2Q03 was $18 million, or $0.01 per share.

In May 2003, we amended our qualified pension plan to convert to a cash balance plan effective January 1, 2008. In connection with this plan amendment, we remeasured plan assets and benefit obligations as of May 31, 2003, and recalculated 2003 pension expense. As a result of the plan amendment, updated assumptions and company contributions to the plan, our pension expense will increase for the full year 2003 compared with 2002 by $73 million. The assumptions used in calculating pension expense for the remainder of 2003 are a discount rate of 6.00% (compared to 6.75% at the beginning of the year), a weighted average rate of increase in future compensation levels of 3.50% (compared to 3.75% at the beginning of the year) and an expected rate of return on plan assets of 8.50% (unchanged). As of May 31, 2003, the plan was overfunded. In addition, in May 2003, we also amended our post-retirement medical plan with the changes effective in 2008. As a result of the plan amendments and updated assumptions, retirement benefit expense will decrease for the full year 2003 compared with 2002 by $16 million.

Page-19

Wachovia 2Q03 Quarterly Earnings Report

Net Interest Income

(See Table on Page 5)

Net Interest Income Summary

	2003		2002			2Q03 vs 1Q03	2Q03 vs 2Q02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Average earning assets	$273,875	268,595	261,103	254,815	253,829	2%	8
Average interest-bearing liabilities	239,688	237,149	230,611	223,176	223,407	1	7

Interest income (Tax-equivalent)	3,757	3,780	3,936	3,966	3,948	(1)	(5)
Interest expense	1,174	1,202	1,407	1,446	1,433	(2)	(18)

Net interest income (Tax-equivalent)	$2,583	2,578	2,529	2,520	2,515	—%	3

Average rate earned	5.49%	5.67	6.00	6.20	6.23	—	—
Equivalent rate paid	1.71	1.81	2.14	2.26	2.26	—	—

Net interest margin	3.78%	3.86	3.86	3.94	3.97	—	—

Net interest income was up slightly vs. 1Q03 on modest growth in earning assets and stable spreads in the core portfolio. Net interest margin of 3.78% decreased by 8 bps vs. 1Q03. The decline was largely driven by an increase in low-spread assets related to hedging activities in trading operations.

In order to maintain our targeted interest rate risk profile, derivative positions are used to hedge the repricing risk inherent in balance sheet positions. The contribution of hedge-related derivatives, primarily on fixed rate debt, fixed rate consumer deposits, and floating rate loans, offsets effects on income from balance sheet positions. In 2Q03, net hedge-related derivative income contributed 50 bps to the net interest margin vs. 49 bps in 1Q03.

Average securities declined $3.1 billion, due primarily to prepayments on mortgage-related securities.

Average trading assets increased $2.0 billion, primarily driven by growth in market value of interest rate derivative positions (largely offset by growth in the securities sold short liability account).

Average loans were flat vs. 1Q03. Average commercial loans were down 1%, due to lower loan demand and credit facilities usage and transfers and sales of loans; excluding the transfers and sales, commercial loans were flat. Average consumer loans were up 1%, or $346 million. Linked-quarter average comparisons were affected by net residential loan purchases of $1.5 billion in 2Q03 and $1.2 billion in 1Q03 (positive $979 million effect on averages, offsetting $981 million in mortgage run-off). There were no significant 2Q03 or 1Q03 sales, securitizations, or transfers of consumer loans. Average core deposits increased 4% vs. 1Q03, as continued strong low-cost core deposit growth of 7% partially offset run-off in higher-cost CDs. Continued customer preferences for liquidity contributed to the increase. Average demand deposits, money market, interest checking and saving deposits grew a combined $7.8 billion, while average consumer time deposits decreased by $1.3 billion. Foreign and other time deposits decreased $1.6 billion vs. 1Q03 as growth in low-cost core deposits reduced wholesale funding needs. The following table provides additional period-end balance sheet data.

Period-End Balance Sheet Data

	2003		2002			2Q03 vs 1Q03	2Q03 vs 2Q02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Commercial loans, net	$97,303	98,800	98,905	101,931	102,780	(2)%	(5)
Consumer loans, net	65,530	65,422	64,192	55,611	56,020	—	17

Loans, net	162,833	164,222	163,097	157,542	158,800	(1)	3

Goodwill and other intangible assets
Goodwill	10,907	10,869	10,880	10,810	10,728	—	2
Deposit base	977	1,097	1,225	1,363	1,508	(11)	(35)
Customer relationships	254	258	239	222	229	(2)	11
Tradename	90	90	90	90	90	—	—
Total assets	364,285	348,064	341,839	333,880	324,679	5	12
Core deposits	187,393	181,234	175,743	173,697	166,779	3	12
Total deposits	201,292	195,837	191,518	187,785	180,663	3	11
Stockholders’ equity	$32,464	32,267	32,078	32,105	30,379	1%	7

Memoranda
Unrealized gains, (losses) (Before income taxes)
Securities, net	$2,832	2,722	2,706	2,589	1,322
Risk management derivative financial instruments, net	2,090	2,048	2,129	2,210	844

Unrealized gains, (losses) net (Before income taxes)	$4,922	4,770	4,835	4,799	2,166

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Wachovia 2Q03 Quarterly Earnings Report

Fee and Other Income

(See Table on Page 6)

Fee and other income increased 4% vs. 1Q03. Stronger equity market-related income (commissions, asset management, equity capital markets) more than offset expected lower fixed income trading profits, lower net securities gains and higher principal investing losses. Fees represented 46% of the total revenue in 2Q03 vs. 45% in 1Q03.

Service charges decreased 1% from 1Q03, as higher consumer DDA charges were more than offset by reduced commercial DDA charges from a seasonally strong first quarter.

Other banking fees increased 6% primarily due to higher debit card interchange fees.

Commissions increased 10% from 1Q03 on much stronger retail trading activity.

Fiduciary and asset management fees grew 5% from 1Q03 on strength in both asset management and trust businesses. Assets under management increased $7 billion to $240 billion including mutual fund assets of $115 billion which were up $2 billion from 1Q03, with increases due to higher equity asset values.

Advisory, underwriting and other investment banking fees increased 52% from 1Q03, due to strong high-yield and convertible bond originations, stronger deal flow in loan syndications, and increased equity and M&A deal flow.

Trading profits of $69 million declined $31 million as equity-linked product results were down from a record first quarter, partially offset by strong gains in structured products. Additionally, credit losses on credit default swaps hedging loan exposure in the corporate loan book increased to $20 million from $2 million in 1Q03 as credit quality improved on underlying assets. Results in 1Q03 included $31 million in losses related to liquidity agreements we have with one of the conduits administered by the company.

Principal investing recorded net losses of $57 million compared with net losses of $44 million in 1Q03. Higher fund losses were primarily responsible for the increase. Additional detail may be found on page 31.

Net securities gains were $10 million in 2Q03, including $60 million in impairment losses, vs. $37 million in 1Q03, including $46 million in impairment losses.

Other income increased $10 million vs. 1Q03. 2Q03 mortgage sale and securitization income was $96 million vs. $78 million in 1Q03. Home equity sale and securitization income was $18 million in 2Q03 vs. $28 million in 1Q03. Net gains from market valuation adjustments on and sales of loans held for sale were $38 million in 2Q03 vs. $36 million in 1Q03. Revenue from other corporate investments increased $15 million due to higher market values. Affordable housing amortization expense decreased to $15 million from $20 million in 1Q03.

Noninterest Expense

(See Table on Page 7)

Noninterest expense increased 3% vs. 1Q03. Excluding merger-related and restructuring expenses of $96 million in 2Q03 and $64 million in 1Q03, expenses increased 2% vs. 1Q03. (See page 36 for more information.) Intangibles amortization was $131 million in 2Q03 vs. $140 million in 1Q03. $120 million of amortization expense represents amortization of deposit base intangibles and $11 million represents amortization of other intangibles.

Salaries and employee benefits expense increased 3% vs. 1Q03 on higher revenue-based incentives and deferred compensation interest expense. Sundry expense increased $30 million, primarily due to higher loan costs and hiring/relocation, as well as a return to normal travel spending from below-trend levels in 1Q03. Additionally, minority interest expense increased $8 million from 1Q03 to $17 million following the June 2003 public sale of $321 million of preferred stock in Wachovia Preferred Funding Corp., our REIT subsidiary.

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Wachovia 2Q03 Quarterly Earnings Report

General Bank

This segment consists of the Retail and Small Business, and Commercial operations.

(See Table on Page 9)

Retail and Small Business

This sub-segment includes Retail Banking, Small Business Banking, Wachovia Mortgage, Wachovia Home Equity, Educaid and other retail businesses.

Retail and Small Business

Performance Summary

	2003		2002			2Q03 vs 1Q03	2Q03 vs 2Q02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Income statement data
Net interest income (Tax-equivalent)	$1,299	1,253	1,266	1,239	1,229	4%	6
Fee and other income	500	467	485	434	421	7	19
Intersegment revenue	20	20	18	20	21	—	(5)

Total revenue (Tax-equivalent)	1,819	1,740	1,769	1,693	1,671	5	9
Provision for loan losses	71	64	71	76	61	11	16
Noninterest expense	1,069	1,042	1,077	1,028	1,003	3	7
Income taxes (Tax-equivalent)	248	231	227	214	223	7	11

Segment earnings	$431	403	394	375	384	7%	12

Performance and other data
Economic profit	$353	323	316	297	301	9%	17
Risk adjusted return on capital (RAROC)	58.33%	55.12	52.51	50.95	51.83	—	—
Economic capital, average	$2,992	2,967	3,012	2,954	2,955	1	1
Cash overhead efficiency ratio	58.81%	59.87	60.87	60.72	59.99	—	—
Average loans, net	$62,800	61,162	56,562	51,470	50,281	3	25
Average core deposits	$122,256	119,375	118,769	118,140	117,765	2%	4

Net interest income increased 4% driven by continued strong core deposit and consumer loan growth. Average core deposits grew 2% as low-cost core deposits continued to show strong growth of 6%, offsetting 4% runoff in CDs. Loans increased 3% versus 1Q03 reflecting higher consumer real estate-secured balances as well as strong growth in small business lending.

Fee and other income increased to $500 million from $467 million in 1Q03, driven by increased consumer service charges. Debit card fees grew 13% on strength in transaction volumes. 2Q03 mortgage results included $39 million in net gains on $5.2 billion in mortgage deliveries to agencies/private investors and $33 million in gains on flow servicing sales. 1Q03 mortgage results included $31 million in net gains on $5.2 billion in mortgage deliveries and $28 million in gains on flow servicing sales.

Noninterest expense increased 3% versus 1Q03 due to higher conversion staffing, volume-driven incentives and production-based costs.

Page-22

Wachovia 2Q03 Quarterly Earnings Report

General Bank—Retail and Small Business Loan Production

Retail and Small Business

	2003		2002			2Q03 vs 1Q03	2Q03 vs 2Q02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Loan production
Mortgage	$6,776	5,478	6,888	5,138	4,308	24%	57
Home equity	8,449	7,290	7,558	6,372	5,984	16	41
Student	351	895	909	911	422	(61)	(17)
Installment	174	194	182	237	279	(10)	(38)
Other retail and small business	1,578	1,448	1,351	1,169	1,111	9	42

Total loan production	$17,328	15,305	16,888	13,827	12,104	13%	43

Average loans outstanding
Mortgage	$3,061	3,333	953	333	347	(8)%	—
Home equity	43,542	41,710	40,109	39,283	37,976	4	15
Student	7,710	7,492	6,792	3,055	3,047	3	—
Installment	2,662	2,856	3,040	3,214	3,397	(7)	(22)
Small business	4,747	4,572	4,410	4,280	4,191	4	13
Other retail	1,078	1,199	1,258	1,305	1,323	(10)	(19)

Total average loans outstanding	$62,800	61,162	56,562	51,470	50,281	3%	25

Loan production increased 13% from 1Q03 and was up 43% over 2Q02. Increased mortgage origination activity and production of home equity products was partially offset by seasonally lower production in student lending. Average retail loans outstanding increased 3% compared to 1Q03, primarily due to production strength of home equity products and increased home equity line usage.

Wachovia.com

Wachovia.com

	2003		2002			2Q03 vs 1Q03	2Q03 vs 2Q02
(In thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Online product and service enrollments
Retail	5,609	5,220	4,841	4,607	4,171	7%	34
Wholesale	328	299	270	250	228	10	44

Total online product and service enrollments	5,937	5,519	5,111	4,857	4,399	8	35
Enrollments per quarter	444	444	297	264	305	—	46

Dollar value of transactions (In billions)	$17.8	16.4	13.2	11.5	11.6	9%	53

Wachovia Contact Center

Wachovia Contact Center Metrics

	2003		2002			2Q03 vs 1Q03	2Q03 vs 2Q02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Customer calls to
Person	9.7	9.5	8.8	8.9	8.6	2%	13
Voice response unit	31.9	34.3	33.5	34.8	34.8	(7)	(8)

Total calls	41.6	43.8	42.3	43.7	43.4	(5)	(4)

% of calls handled in 30 seconds or less (Target 70%)	74%	66	76	79	83	—%	—

Page-23

Wachovia 2Q03 Quarterly Earnings Report

Commercial

This sub-segment includes Business Banking, Middle-Market Commercial, Commercial Real Estate and Government Banking.

Commercial

Performance Summary

	2003		2002			2Q03 vs 1Q03	2Q03 vs 2Q02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Income statement data
Net interest income (Tax-equivalent)	$513	491	502	499	491	4%	4
Fee and other income	81	95	84	86	87	(15)	(7)
Intersegment revenue	25	23	24	18	21	9	19

Total revenue (Tax-equivalent)	619	609	610	603	599	2	3
Provision for loan losses	28	41	73	38	37	(32)	(24)
Noninterest expense	255	255	264	254	249	—	2
Income taxes (Tax-equivalent)	123	114	99	115	114	8	8

Segment earnings	$213	199	174	196	199	7%	7

Performance and other data
Economic profit	$110	108	98	97	95	2%	16
Risk adjusted return on capital (RAROC)	27.51%	27.86	25.79	25.09	24.75	—	—
Economic capital, average	$2,678	2,604	2,631	2,729	2,783	3	(4)
Cash overhead efficiency ratio	41.14%	41.88	43.27	42.25	41.66	—	—
Average loans, net	$50,255	49,720	49,519	49,959	50,580	1	(1)
Average core deposits	$28,910	26,121	25,483	23,721	21,885	11%	32

Net interest income increased 4% versus 1Q03 as continued strength in DDA, interest checking and money market deposits resulted in average core deposits increasing 11% over 1Q03. Average loans were up 1% from 1Q03 with a moderate increase in demand from commercial borrowers partially offset by declines in commercial real estate lending.

Fee and other income decreased 15% to $81 million from 1Q03 results that reflected seasonally higher service charges.

Noninterest expense remained flat from 1Q03 reflecting continued strong expense controls.

Page-24

Wachovia 2Q03 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services.

(See Table on Page 10)

Asset Management

This sub-segment consists of the mutual fund business, customized investment advisory services, and Corporate and Institutional Trust Services.

Asset Management

Performance Summary

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Income statement data
Net interest income (Tax-equivalent)	$7	5	7	5	1	40%	—
Fee and other income	236	224	233	225	235	5	—
Intersegment revenue	1	(1)	—	(2)	(1)	—	—

Total revenue (Tax-equivalent)	244	228	240	228	235	7	4
Provision for loan losses	—	—	—	—	—	—	—
Noninterest expense	192	178	180	170	169	8	14
Income taxes (Tax-equivalent)	19	18	21	21	25	6	(24)

Segment earnings	$33	32	39	37	41	3%	(20)

Performance and other data
Economic profit	$28	28	34	33	37	—%	(24)
Risk adjusted return on capital (RAROC)	79.96%	81.90	93.15	90.01	102.24	—	—
Economic capital, average	$163	158	165	162	164	3	(1)
Cash overhead efficiency ratio	78.87%	77.96	74.66	74.65	71.99	—	—
Average loans, net	$138	131	129	175	184	5	(25)
Average core deposits	$1,130	1,187	1,277	1,116	1,162	(5)	(3)

Fee and other income increased 5%. Fiduciary and asset management fees benefited from the improved equity market environment driving the growth of assets under management as well as a shift in the asset mix to higher fee assets.

Expenses increased 8% from 1Q03 levels on higher sales and distribution costs associated with record gross fluctuating mutual fund sales of $6.6 billion.

Mutual Funds

	2003				2002						2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
	Second Quarter		First Quarter		Fourth Quarter		Third Quarter		Second Quarter
(In billions)	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix
Assets under management
Money market	$65	57%	$69	61%	$72	64%	$68	64%	$69	64%	(6)%	(6)
Equity	20	17	18	16	18	16	17	16	21	19	11	(5)
Fixed income	30	26	26	23	23	20	22	20	19	17	15	58

Total mutual fund assets	$115	100%	$113	100%	$113	100%	$107	100%	$109	100%	2%	6

Net fluctuating mutual fund sales of $3.1 billion were driven by continued strength in fixed income fund sales, including $900 million in sales from a new closed-end fund offering, the Evergreen Managed Income Fund, in June.

Page-25

Wachovia 2Q03 Quarterly Earnings Report

Retail Brokerage Services

This sub-segment includes Retail Brokerage and Insurance Services.

Retail Brokerage Services

Performance Summary

	2003		2002			2Q03 vs 1Q03	2Q03 vs 2Q02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Income statement data
Net interest income (Tax-equivalent)	$29	32	31	36	38	(9)%	(24)
Fee and other income	572	521	524	515	564	10	1
Intersegment revenue	(16)	(18)	(18)	(17)	(20)	11	20

Total revenue (Tax-equivalent)	585	535	537	534	582	9	1
Provision for loan losses	—	—	—	—	—	—	—
Noninterest expense	481	458	452	457	499	5	(4)
Income taxes (Tax-equivalent)	39	27	32	29	29	44	34

Segment earnings	$65	50	53	48	54	30%	20

Performance and other data
Economic profit	$51	35	39	34	38	46%	34
Risk adjusted return on capital (RAROC)	48.36%	38.60	42.12	38.57	38.71	—	—
Economic capital, average	$550	523	505	499	549	5	—
Cash overhead efficiency ratio	82.22%	85.37	84.27	85.65	85.68	—	—
Average loans, net	$2	3	2	2	2	(33)	—
Average core deposits	$208	180	210	198	107	16	94

Net interest income was down 9% as a result of narrower spreads.

Fee and other income increased 10% on improved retail investor trading activity.

Expenses increased 5% due to higher production-based sales costs, while other costs were flat.

Retail Brokerage Metrics

	2003		2002			2Q03 vs 1Q03	2Q03 vs 2Q02
(Dollars in millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Broker client assets	$282,200	265,100	264,800	253,400	270,700	6%	4
Margin loans	$2,436	2,394	2,489	2,550	3,090	2	(21)

Licensed sales force
Full-service financial advisors	4,613	4,714	4,777	4,821	4,862	(2)	(5)
Financial center series 6	3,331	3,340	3,332	3,278	3,182	—	5

Total sales force	7,944	8,054	8,109	8,099	8,044	(1)%	(1)

Broker client assets increased 6% from 1Q03 levels on higher valuations in the equities markets. The number of brokerage accounts remained stable at 3.4 million.

Capital Management Eliminations

In addition to the above sub-segments, Capital Management results include eliminations among business units. Certain brokerage commissions earned on mutual fund sales by our brokerage sales force are eliminated and deferred in the consolidation of Capital Management reported results. In 2Q03, brokerage revenue and expense eliminations were $8 million and $11 million, respectively, and had no material effect on this segment’s earnings.

Page-26

Wachovia 2Q03 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management

Performance Summary

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Income statement data
Net interest income (Tax-equivalent)	$106	103	103	100	100	3%	6
Fee and other income	131	133	135	122	137	(2)	(4)
Intersegment revenue	2	1	1	1	2	—	—

Total revenue (Tax-equivalent)	239	237	239	223	239	1	—
Provision for loan losses	5	4	6	3	7	25	(29)
Noninterest expense	175	170	172	161	164	3	7
Income taxes (Tax-equivalent)	22	23	22	21	25	(4)	(12)

Segment earnings	$37	40	39	38	43	(8)%	(14)

Performance and other data
Economic profit	$25	27	27	24	33	(7)%	(24)
Risk adjusted return on capital (RAROC)	36.35%	40.94	39.82	37.52	47.24	—	—
Economic capital, average	$384	373	375	364	360	3	7
Cash overhead efficiency ratio	73.62%	71.72	71.62	72.08	68.73	—	—
Lending commitments	$3,678	3,343	3,288	3,145	3,147	10	17
Average loans, net	9,558	9,339	9,028	8,854	8,632	2	11
Average core deposits	$10,817	10,662	10,339	10,006	9,879	1	9
FTE employees	3,921	3,881	3,726	3,760	3,893	1%	1

Net interest income was up 3% over 1Q03 due to increased loan and deposit balances. Average loans grew 2% largely attributable to a rise in consumer loan balances. Core deposit growth of 1% was driven by modest growth in demand deposit and money market balances.

Fee and other income declined 2% versus 1Q03. Increased trust and asset management fees were offset by a 4% decline in insurance commissions.

Noninterest expense was up 3% as declines in benefits and advertising were more than offset by increases in other expenses.

Wealth Management Key Metrics (a)

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(Dollars in millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Assets under management (b)	$63,100	61,000	62,200	62,800	67,200	3%	(6)
Assets under care	$27,000	26,000	28,600	27,900	31,400	4	(14)

Client relationships (Actual)	78,825	77,650	77,200	77,450	76,500	2	3
Wealth Management advisors (Actual)	972	1,011	996	1,004	992	(4)%	(2)

(a)	Historical periods restated to reflect subsequent consolidations of client accounts of both legacy companies, as well as transfers of assets to other business units. Future restatements may occur as relationships are moved to channels that best meet client needs.

(b)	These assets are managed by and reported in Capital Management.

Page-27

Wachovia 2Q03 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Lending, Investment Banking, Treasury and Trade Finance, and Principal Investing.

(See Table on Page 12)

Corporate Lending

This sub-segment includes Large Corporate Lending, Loan Syndications, and Leasing.

Corporate Lending

Performance Summary

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Income statement data
Net interest income (Tax-equivalent)	$300	310	339	355	350	(3)%	(14)
Fee and other income	134	155	107	120	147	(14)	(9)
Intersegment revenue	3	4	3	4	4	(25)	(25)

Total revenue (Tax-equivalent)	437	469	449	479	501	(7)	(13)
Provision for loan losses	95	103	160	317	278	(8)	(66)
Noninterest expense	128	122	110	111	112	5	14
Income taxes (Tax-equivalent)	81	92	68	22	44	(12)	84

Segment earnings	$133	152	111	29	67	(13)%	99

Performance and other data
Economic profit	$49	54	33	37	48	(9)%	2
Risk adjusted return on capital (RAROC)	16.23%	16.29	13.97	14.12	14.96	—	—
Economic capital, average	$3,740	4,161	4,422	4,728	4,870	(10)	(23)
Cash overhead efficiency ratio	29.34%	26.00	24.51	23.13	22.38	—	—
Average loans, net	$29,100	30,686	33,113	34,565	36,104	(5)	(19)
Average core deposits	$1,249	1,301	1,410	1,534	1,135	(4)%	10

Net interest income declined 3% driven by lower loan outstandings in the large corporate portfolio. Average loans outstanding declined $1.6 billion, or 5%, on the continued reduction in credit facility usage, cancellations/reduction of loan facilities by large borrowers, $204 million in loan sales directly out of the portfolio, and the 1Q03 quarter-end transfer of $159 million in loans to loans held for sale.

Fee and other income decreased $21 million, or 14%, driven by lower gains on loans held for sale and higher losses on credit default swaps. Gains on loans held for sale were $32 million versus $42 million in 1Q03 and securities losses in 2Q03 were $2 million versus $7 million in 1Q03. Trading losses of $14 million were primarily driven by credit default swaps hedging risk in the loan portfolio. In 1Q03 trading gains were $2 million. Current period losses in credit default swaps reflect the tightening of credit spreads.

Provision expense was $95 million in 2Q03 versus $103 million in 1Q03. 2Q03 included $10 million relating to $250 million of exposure transferred to held for sale, compared to $26 million of provision in 1Q03 relating to transfers of $368 million of loan exposure. Provision expense excluding the transfers was $85 million compared to $77 million in 1Q03.

Expenses increased 5% reflecting higher equipment expense in our leasing business.

Economic capital declined 10%, or $421 million, primarily due to the continued decline in loan exposures and continued improvement in credit quality.

Page-28

Wachovia 2Q03 Quarterly Earnings Report

Investment Banking

This sub-segment includes Equity Capital Markets, M&A, Equity Linked Products and the activities of our Fixed Income Division including Interest Rate Products, Credit Products, Structured Products, and Non-Dollar Products.

Investment Banking

Performance Summary

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Income statement data
Net interest income (Tax-equivalent)	$175	175	169	168	155	—%	13
Fee and other income	326	282	203	80	219	16	49
Intersegment revenue	(9)	(7)	(9)	(8)	(9)	(29)	—

Total revenue (Tax-equivalent)	492	450	363	240	365	9	35
Provision for loan losses	3	9	(1)	—	(1)	(67)	—
Noninterest expense	255	254	249	229	243	—	5
Income taxes (Tax-equivalent)	85	68	41	3	45	25	89

Segment earnings	$149	119	74	8	78	25%	91

Performance and other data
Economic profit	$120	97	47	(13)	48	24%	—
Risk adjusted return on capital (RAROC)	52.09%	47.46	28.07	6.21	27.32	—	—
Economic capital, average	$1,167	1,085	1,063	1,044	1,169	8	—
Cash overhead efficiency ratio	51.69%	56.40	68.34	94.91	66.76	—	—
Average loans, net	$1,805	1,907	1,868	1,897	1,998	(5)	(10)
Average core deposits	$4,340	3,779	3,173	2,635	2,479	15%	75

Net interest income was flat as lower spreads on trading securities offset deposit growth of 15%, primarily in commercial mortgage servicing.

Fee and other income increased $44 million, or 16%, to $326 million. Results were driven by strength in advisory/underwriting and other investment banking fees with particular strength in originations of Fixed Income products, particularly high yield and investment grade debt, and Equity Capital Markets. These results more than offset a decline in trading profits. Trading profits were $87 million versus $117 million in 1Q03. The decline in trading profits were driven by lower convertible bond trading results. Securities losses in high yield and asset securitization were $6 million in 2Q03 compared to $12 million in 1Q03.

Expenses were flat compared with 1Q03.

Investment Banking

Net Trading Revenue

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Net interest income (Tax-equivalent)	$111	114	107	118	101	(3)%	10
Trading account profits (losses)	87	117	(19)	(80)	31	(26)	—
Other fee income	71	54	67	57	69	31	3

Total net trading revenue (Tax-equivalent)	$269	285	155	95	201	(6)%	34

Investment Banking net trading revenue was $269 million for the quarter, a decrease of $16 million. Lower trading results continued to reflect strength in both Fixed Income and Equity Capital Markets which offset declines in convertible securities.

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Wachovia 2Q03 Quarterly Earnings Report

Treasury and Trade Finance

This sub-segment includes Treasury Services, and International Trade Finance.

Treasury and Trade Finance

Performance Summary

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Income statement data
Net interest income (Tax-equivalent)	$76	79	83	81	77	(4)%	(1)
Fee and other income	175	178	170	176	171	(2)	2
Intersegment revenue	(23)	(23)	(19)	(16)	(19)	—	(21)

Total revenue (Tax-equivalent)	228	234	234	241	229	(3)	—
Provision for loan losses	(3)	(3)	2	—	16	—	—
Noninterest expense	173	175	171	163	157	(1)	10
Income taxes (Tax-equivalent)	22	22	23	29	20	—	10

Segment earnings	$36	40	38	49	36	(10)%	—

Performance and other data
Economic profit	$25	30	31	41	37	(17)%	(32)
Risk adjusted return on capital (RAROC)	53.14%	59.45	66.20	80.78	74.97	—	—
Economic capital, average	$244	248	229	231	232	(2)	5
Cash overhead efficiency ratio	76.39%	74.44	73.27	67.82	68.63	—	—
Average loans, net	$3,703	3,507	3,687	3,788	3,478	6	6
Average core deposits	$9,226	9,040	8,908	8,663	8,593	2%	7

Net interest income declined 4% as loan and deposit balance growth was offset by lower interest rates. The average loan increase of $196 million was largely due to International Trade Finance.

Fee and other income declined $3 million to $175 million, largely driven by Treasury Services’ seasonally strong 1Q03 as well as runoff of lower margin accounts.

Expenses decreased 1% on lower direct expenses.

The Treasury Services business is managed in the Corporate and Investment Bank. Product revenues and earnings are also realized in other business lines within the company, including the General Bank and Wealth Management. Total treasury services product revenues for the company were $507 million in 2Q03 versus $516 million in 1Q03.

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Wachovia 2Q03 Quarterly Earnings Report

Principal Investing

This sub-segment includes the public equity, private equity, and mezzanine portfolios and fund investment activities.

Principal Investing

Performance Summary

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Income statement data
Net interest income (Tax-equivalent)	$—	1	(2)	(2)	1	—%	—
Fee and other income	(57)	(44)	(105)	(29)	(42)	(30)	(36)
Intersegment revenue	—	—	—	—	—	—	—

Total revenue (Tax-equivalent)	(57)	(43)	(107)	(31)	(41)	(33)	(39)
Provision for loan losses	—	1	—	—	—	—	—
Noninterest expense	11	6	7	6	5	83	—
Income taxes (Tax-equivalent)	(25)	(18)	(40)	(14)	(17)	39	47

Segment loss	$(43)	(32)	(74)	(23)	(29)	(34)%	(48)

Performance and other data
Economic profit	$(68)	(54)	(98)	(50)	(57)	(26)%	(19)
Risk adjusted return on capital (RAROC)	(19.50)%	(14.98)	(32.77)	(9.50)	(11.61)	—	—
Economic capital, average	$891	849	888	961	1,006	5	(11)
Cash overhead efficiency ratio	n/m %	n/m	n/m	n/m	n/m	—	—
Average loans, net	$—	4	5	—	—	—	—
Average core deposits	$—	—	—	—	—	—%	—

Principal investing net losses in 2Q03 were $57 million, consisting of $59 million of gross gains and $116 million in gross losses. Net losses were attributable to both our direct investment portfolio and our investments in private equity funds, which accounted for $20 million and $37 milllion of net losses, respectively. Net losses were higher than the $44 million net loss in 1Q03 due to increased fund losses.

The carrying value of the principal investing portfolio at the end of 2Q03 was $1.9 billion compared to $2.1 billion in 1Q03. The portfolio at the end of 2Q03 was invested as follows: 59% direct investments (34% direct equity, 25% mezzanine) and 41% fund investments.

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Wachovia 2Q03 Quarterly Earnings Report

Parent

This sub-segment includes the central money book, investment portfolio, some consumer real estate and mortgage assets, businesses being wound down or divested, and goodwill and intangible amortization.

Parent

Performance Summary

	2003		2002			2 Q 03 vs 1 Q 03	2 Q 03 vs 2 Q 02
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Income statement data
Net interest income (Tax-equivalent)	$77	128	30	38	72	(40)%	7
Fee and other income	76	77	149	172	182	(1)	(58)
Intersegment revenue	(2)	1	—	(1)	(1)	—	—

Total revenue (Tax-equivalent)	151	206	179	209	253	(27)	(40)
Provision for loan losses	(4)	5	(3)	1	(1)	—	—
Noninterest expense	180	190	226	272	193	(5)	(7)
Income taxes (Tax-equivalent)	(61)	(52)	(180)	(287)	(8)	17	—

Segment earnings	$36	63	136	223	69	(43)%	(48)

Performance and other data
Economic profit	$44	88	147	253	99	(50)%	(56)
Risk adjusted return on capital (RAROC)	18.36%	25.90	36.75	54.15	27.19	—	—
Economic capital, average	$2,419	2,367	2,276	2,317	2,440	2	(1)
Cash overhead efficiency ratio	31.78%	24.66	44.45	56.63	12.34	—	—
Lending commitments	$16,091	15,381	15,211	15,537	13,861	5	16
Average loans, net	374	1,505	(634)	1,218	4,089	(75)	(91)
Average core deposits	$1,281	1,343	1,169	1,171	1,505	(5)	(15)
FTE employees	23,723	23,950	23,662	23,743	24,065	(1)%	(1)

Net interest income decreased $51 million vs. 1Q03. The decrease was due to lower loan balances and narrower spreads. Average loans decreased $1.1 billion, primarily related to lower mortgage loan balances. Average core deposits decreased $62 million.

Fee and other income decreased $1 million vs. 1Q03. Securities gains of $23 million compared with $59 million in 1Q03. Mortgage and home equity securitization income of $41 million compared with $47 million in 1Q03. Trading losses of $4 million compared with a $19 million loss in 1Q03, which included $31 million in write-downs related to liquidity agreements we have with one of the conduits administered by the company.

Expenses decreased $10 million vs. 1Q03, primarily the result of a $9 million reduction in intangible amortization expense.

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Wachovia 2Q03 Quarterly Earnings Report

Asset Quality

(See Table on Page 13)

Net charge-offs in the loan portfolio decreased 13% to $169 million, lowering the net charge-off ratio to 0.43% of average net loans from 0.49% in 1Q03. Gross charge-offs were $226 million offset by $57 million in recoveries.

Provision for loan losses totaled $195 million and included provision of $26 million related to the transfer to loans held for sale of $250 million of higher risk large corporate exposure ($120 million outstanding) and $21 million of consumer loans as well as the sale of commercial and consumer loans directly out of the loan portfolio.

Allowance for loan losses of $2.7 billion, or 1.66% of net loans, declined by $43 million from 1Q03. The decline was related to $69 million in total allowance associated with the above referenced commercial and consumer loans that were transferred to held for sale or sold.

The allowance to nonperforming loans ratio increased to 180% from 169% in 1Q03, and the allowance to nonperforming assets ratio (excluding NPAs in loans held for sale) remained relatively stable at 166% versus the prior quarter’s 158%.

Nonperforming Loans

(See Table on Page 14)

Nonperforming loans in the loan portfolio decreased $121 million on a linked-quarter basis and totaled $1.5 billion. Total nonperforming assets including loans held for sale decreased 3% to $1.8 billion.

New inflows to the commercial nonaccrual portfolio decreased 25% to $291 million compared to the prior quarter’s $386 million. Payments and other resolutions reduced nonperforming commercial loan balances by $199 million, or 15% of beginning 2Q03 nonperforming commercial loan balances. In the quarter, $29 million in nonperforming commercial loans were sold directly out of the loan portfolio and $44 million were moved to held for sale.

Loans Held For Sale

(See Table on Page 15)

Core Business Activity

In 2Q03, a net $9.7 billion of loans were originated or purchased for sale representing core business activity. We sold or securitized a total of $6.2 billion of loans out of the loans held for sale portfolio. All loans sold were performing.

Portfolio Management Activity

During the quarter, we transferred $250 million of higher risk corporate exposure to held for sale including $120 million of outstandings and $130 million of additional exposure. 55% of the exposure transferred was nonperforming. This portfolio was marked to a carrying value of 57% of par after giving effect to losses previously booked. The sale of $137 million of this exposure is scheduled to close in 3Q03. We also transferred $76 million of consumer loans to held for sale, 27% of which was nonperforming.

During the quarter, we sold $222 million of commercial loans out of held for sale; of these loans, $2 million were nonperforming. As of 2Q03, 81% of the $3.8 billion of the large corporate exposure moved to held for sale since 3Q01 has been sold or paid down.

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Wachovia 2Q03 Quarterly Earnings Report

The following table provides additional information related to the direct loan sale and securitization activity and the types of loans transferred to loans held for sale.

Second Quarter 2003 Loans Securitized or

Sold or Transferred to Held for Sale

Out of Loan Portfolio

	Balance			Direct Allowance Reduction	Provision to Adjust Value	Inflow as Loans Held For Sale
(In millions)	Non- performing	Performing	Total			Non- performing	Performing	Total
Commercial loans	$29	235	264	12	13	—	—	—
Consumer loans	—	11	11	—	—	—	—	—

Loans securitized/sold out of loan portfolio	29	246	275	12	13	—	—	—

Commercial loans	44	84	128	26	10	23	69	92
Consumer loans	21	55	76	5	3	13	55	68

Loans transferred to held for sale	65	139	204	31	13	36	124	160

Total	$94	385	479	43	26	36	124	160

We sold or transferred to held for sale a total of $479 million of loans out of the loan portfolio. These loans included $87 million of consumer loans and $392 million of commercial loans. $385 million of these non-flow loan sales/transfers were performing and $94 million were nonperforming.

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Wachovia 2Q03 Quarterly Earnings Report

Merger Integration Update

(See Table on Page 16)

Estimated Merger Expenses

In connection with the Wachovia merger, we have been recording certain merger-related and restructuring expenses. These expenses are reflected in our income statement. In addition, we recorded purchase accounting adjustments to reflect the former Wachovia’s assets and liabilities at their respective fair values as of September 1, 2001, and to reflect certain exit costs related to the former Wachovia. The purchase accounting adjustments as of September 1, 2002, were final.

In 4Q02, we began recording former Wachovia exit costs as merger-related and restructuring expenses in our income statement. For the 12-month period following the consummation of the merger, these expenses were recorded as purchase accounting adjustments and, accordingly, had the effect of increasing goodwill.

At the time of the merger announcement, management indicated that we would incur an estimated $1.45 billion of merger expenses. This amount was subsequently adjusted to $1.525 billion to reflect the $75 million of additional expenses incurred by former Wachovia and First Union in conjunction with a hostile takeover bid. This amount included merger-related and restructuring expenses reflected in the income statement as well as purchase accounting adjustments for certain exit costs. Management now expects total merger expenses in connection with the merger to be $110-$125 million less than previously expected.

The following table indicates our progress compared with the estimated merger expenses.

Merger Expenses

(In millions)	Net Merger- Related/ Restructuring Expenses	Exit Cost Purchase Accounting Adjustments (a)	Total
Total estimated expenses	$1,164	251	1,415

Actual expenses
2001	$178	141	319
2002	386	110	496
First quarter 2003	70	—	70
Second quarter 2003	96	—	96

Total actual expenses	$730	251	981

(a)	These adjustments represent incremental expenses related to combining the two companies and are specifically attributable to the former Wachovia. Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant former Wachovia facilities. These adjustments are reflected in goodwill and are not charges against income.

During the quarter, we recorded merger expenses totaling $96 million and have recorded a cumulative total of $981 million. Total actual expenses are the sum of total First Union/Wachovia merger-related and restructuring expenses as reported in the following Merger-Related and Restructuring Expenses table and Total exit cost purchase accounting adjustments (one-time costs) as detailed in the Goodwill and Other Intangibles Created by the First Union/Wachovia Merger table on the following page.

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Wachovia 2Q03 Quarterly Earnings Report

Merger-Related And Restructuring Expenses

Merger-Related and Restructuring Expenses

(Income Statement Impact)

	2003		2002
(In millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Merger-related and restructuring expenses
Personnel and employee termination benefits	$10	3	31	14	7
Occupancy and equipment	29	17	33	14	62
Contract cancellations and system conversions	36	28	46	49	51
Advertising	15	10	20	18	7
Other	6	12	15	12	16

Total First Union/Wachovia merger-related and restructuring expenses	96	70	145	107	143

Other merger-related and restructuring expenses (reversals), net	—	(6)	—	—	—

Net merger-related and restructuring expenses	96	64	145	107	143

Income taxes (benefits)	(36)	(24)	(53)	(40)	(54)

After-tax net merger-related and restructuring expenses	$60	40	92	67	89

In the quarter, we recorded $96 million in net merger-related and restructuring expenses related to the First Union/Wachovia merger. The largest category is related to contract cancellations and system conversions.

Goodwill and Other Intangibles

Goodwill and Other Intangibles Created

by the First Union/Wachovia Merger—Final

(In millions)
Purchase price less former Wachovia ending tangible stockholders’ equity as of September 1, 2001	$7,466

Fair value purchase accounting adjustments (a)
Financial assets	836
Premises and equipment	167
Employee benefit plans	276
Financial liabilities	(13)
Other, including income taxes	(154)

Total fair value purchase accounting adjustments	1,112

Exit cost purchase accounting adjustments (b)
Personnel and employee termination benefits	152
Occupancy and equipment	85
Gain on regulatory-mandated branch sales	(47)
Contract cancellations	8
Other	53

Total pre-tax exit costs	251
Income taxes	(73)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	178

Total purchase intangibles	8,756
Deposit base intangible (Net of income taxes)	1,194
Other identifiable intangibles (Net of income taxes)	209

Goodwill as of June 30, 2003	$7,353

(a)	These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities of the former Wachovia to their fair values as of September 1, 2001.

(b)	These adjustments represent incremental expenses relating to combining the two companies and are specifically attributable to the former Wachovia.

In accordance with purchase accounting, the assets and liabilities of the former Wachovia are recorded at their respective fair values as of September 1, 2001, as if they had been individually purchased in the open market. The premiums and discounts that resulted from the purchase accounting are accreted/amortized into income/expense over the estimated term of the respective assets and liabilities, much like the purchase of a bond at a premium or discount. This results in a market yield in the income statement for those assets and liabilities. Assuming a stable market environment from the date of purchase, we would expect that as these assets and liabilities mature, they could generally be replaced with instruments of similar yields.

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Wachovia 2Q03 Quarterly Earnings Report

The foregoing materials and management’s discussion of them may contain, among other things, certain forward-looking statements with respect to Wachovia, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Wachovia, including, without limitation, (i) statements relating to certain of Wachovia’s goals and expectations with respect to earnings, earnings per share, revenue, expenses, and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, (ii) statements relating to the benefits of the merger between the former Wachovia Corporation and former First Union Corporation (the “Merger”), completed on September 1, 2001, and the retail securities brokerage combination transaction between Wachovia and Prudential Financial, Inc. completed on July 1, 2003 (the “Brokerage Transaction”), including future financial and operating results, cost savings, enhanced revenues and the accretion of reported earnings that may be realized from the Merger and/or Brokerage Transaction, and (iii) statements preceded by, followed by or that include the words “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “probably”, “potentially”, “projects”, “outlook” or similar expressions. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia’s control). The following factors, among others, could cause Wachovia’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements: (1) the risk that the businesses involved in the Merger and/or the Brokerage Transaction will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the Merger and/or Brokerage Transaction may not be fully realized or realized within the expected time frame; (3) revenues following the Merger and/or Brokerage Transaction may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the Merger and/or Brokerage Transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the strength of the United States economy in general and the strength of the local economies in which Wachovia conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses; (6) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (7) inflation, interest rate, market and monetary fluctuations; (8) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s capital markets and capital management activities, including, without limitation, its mergers and acquisition advisory business, equity and debt underwriting activities, private equity investment activities, derivative securities activities, investment and wealth management advisory businesses, and brokerage activities; (9) adverse changes in the financial performance and/or condition of Wachovia’s borrowers which could impact the repayment of such borrowers’ outstanding loans; and (10) the impact on Wachovia’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statements is included in the reports filed by Wachovia with the Securities and Exchange Commission, including its Current Report on Form 8-K dated July 17, 2003.

Wachovia cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the Merger and/or Brokerage Transaction or other matters and attributable to Wachovia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia does not undertake any obligation to update any forward-looking statement, whether written or oral.

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